UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported)    June 1, 2007

Disaboom Inc.
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	000-52558 (Commission File Number)	20-5973352 (IRS Employer Identification No.)

7730 E. Belleview Avenue, Suite A-306 Greenwood Village, CO (Address of principal executive offices)	80111 (Zip Code)

        Registrant’s telephone number, including area code (720) 407-6530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Disaboom, Inc. (“Disaboom”) entered a Business Consultant Agreement (the “Agreement”) on July 6, 2007 with an entity controlled by David Nahmias (“Nahmias”). This Agreement replaces a previously entered three month consulting agreement dated May 1, 2007 with Memphis Consulting Group, an entity controlled by David Nahmias. The parties have no material relationship other than that created by the May 2007 consulting agreement and this Agreement.

Nahmias has agreed to provide consulting services in the areas of financial public relations, business promotion, business growth and development, including mergers and acquisitions, and general business consultation. In exchange for his services, Disaboom has agreed to pay Nahmias $12,000 per month plus 400,000 warrants for the purchase of Disaboom common stock exercisable at $1.45/share (the “Warrants”). The Warrants shall vest in 100,000 share installments on September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008 contingent upon Nahmias continuing to provide services to Disaboom under the Agreement on each vesting date. Either party may terminate the Agreement by providing the other party 30 days written notice. The Agreement terminates one year from the effective date unless terminated earlier.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   Executive Compensation

From September 2006 through the end of the fiscal year, December 31, 2006, none of the directors or executive officers received cash or non-cash compensation in any form for any of their services as directors or executives, nor were they reimbursed for expenses incurred in attending board meetings. However, commencing in June 2007 our Chief Executive Officer, J.W. Roth, began being paid a salary at the rate of $12,500 per month; and our President, J. Glen House, M.D., began being paid a salary at the rate of $7,500 per month. In July 2007 Dr. House began working fulltime for Disaboom and his salary has been increased to $12,500 per month. Both Mr. Roth and Dr. House are paid on a month to month basis and neither has an employment agreement with Disaboom.

Item 9.01.   Financial Statements and Exhibits.

(d)   Exhibits

10.1	Business Consultant Agreement with an entity controlled by David Nahmias and Warrant Dated July 6, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2007	Disaboom, Inc. (Registrant) /s/ John Walpuck Name: John Walpuck Title: Chief Financial Officer